Exhibit 99.1

International Rectifier Elects New Board Member

EL SEGUNDO, Calif. —(BUSINESS WIRE)—March 26, 2012—International Rectifier Corporation (NYSE:IRF) today announced the election of Didier Hirsch, to its Board of Directors.

Mr. Hirsch, 60, currently serves as Senior Vice President and Chief Financial Officer of Agilent Technologies Inc. (NYSE:A), a measurement company and a technology leader in chemical analysis, life sciences, electronics and communications.  He has served in that capacity since his appointment in July of 2010 after serving as acting Chief Financial Officer since April of 2010. Mr. Hirsch has been with Agilent since its inception in 1999, first as VP, Treasury and then as VP, Corporate Controllership and Tax. Prior to his positions at Agilent, Mr. Hirsch was Director of Finance and Administration for Hewlett-Packard Europe, Middle East and Africa.  Prior to joining Hewlett-Packard in 1989, Mr. Hirsch held finance positions at Ford, Bendix/Allied Signal and STMicroelectronics. Mr. Hirsch received his Master’s Degree in Computer Science from Toulouse University and a Master of Science in Industrial Administration from Purdue University.

International Rectifier’s Chairman of the Board, Richard Dahl, stated, “The Board made an inventory of its skill sets and determined to further supplement its financial management strength and industry expertise.  Mr. Hirsch’s knowledge and active involvement in the industry makes him a perfect fit.”

Chief Executive Officer and Director Oleg Khaykin further stated, “The Board is a great source of advice and counsel for IR and the addition of Didier’s vast financial management experience and background in the technology sector will greatly benefit IR.  We look forward to Didier’s contributions as we lead IR to the next level of growth.”

Mr. Hirsch was elected to serve on the Company’s Audit Committee with a Board term scheduled to expire at the Company’s 2012 annual meeting.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

Note: Statements made or implied in this release that are in the future tense or that are accompanied by words such as “will,” or variations of such words are “forward-looking” and involve risks and uncertainties that are not within International Rectifier’s control. A fuller explanation of these risks and uncertainties, including those related to the changes to the company’s internal controls and governance policies, is contained in International Rectifier’s periodic and other filings from time to time with the Securities and Exchange Commission.

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Company contact:

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Chris Toth

310.252.7731

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310.252.7148